SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2008

Southwestern Public Service Company

(Exact name of registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

001-03789	75-0575400
(Commission File Number)	(IRS Employer Identification No.)

Tyler at Sixth, Amarillo, Texas	79101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In July 2007, Southwestern Public Service Company (SPS) filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually, or a 6.6 percent increase. The rate filing is based on a 2006 calendar year base period adjusted for known and measurable changes and includes a requested rate of return on equity (ROE) of 11.0 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent.

On March 6, 2008, intervenor and NMPRC testimony was filed in the SPS New Mexico retail electric general rate case.

•                  NMPRC staff is recommending an increase of approximately $8 million based on a 9.1 percent ROE, and disallowance of prepaid pension from rate base.  NMPRC has proposed that SPS did not meet its burden of proof at this time related to the future Lea Power Partner purchased capacity project and that the proposed purchased capacity cost recovery rider was not an appropriate vehicle to recover future purchased capacity costs and that SPS should file for recovery of the project costs in its next general rate case.

•                  The Attorney General is recommending a $2 million rate decrease based on a 9.2 percent ROE.  The Attorney General’s recommendation reflects additional adjustments beyond those proposed by the NMPRC staff, such as a consolidated income tax adjustment.

•                  Occidental Permian, a large retail customer, is recommending a 9.9 percent ROE and did not oppose the Lea Power cost recovery rider.

Rebuttal testimony is due March 28, 2008, and the hearing is scheduled for April 9 – 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwestern Public Service Company
(a New Mexico Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer
March 17, 2008